EXHIBIT 21.1

                  SUBSIDIARIES OF WINSLOEW FURNITURE, INC.



		                                     State or Other Jurisdiction
                      Name                  of Incorporation or organization
         	===================================================================


1.      Winston Furniture Company of Alabama                 Alabama

2.      Loewenstein, Inc.                                    Florida

3.      Texacraft, Inc.                                        Texas

4.      Tropic Craft, Inc.                                   Florida

5.      Winston Properties, Inc.                             Alabama

6.      Pompeii Furniture Co., Inc.                            Miami

7.     Industrial Mueblera Pompeii de Mexico,
         S.A. de C.V.                                    Mexico, D.F.